Exhibit 5.3

[LETTERHEAD OF COX & PALMER]

November 10, 2010

SSI Investments II Limited

SSI Co-Issuer LLC

107 Northeastern Boulevard

Nashua, New Hampshire 03062

Ladies and Gentlemen:

We have acted as New Brunswick counsel to SkillSoft Canada, Ltd., a corporation organized under the laws of the Province of New Brunswick (the “Corporation”), in connection with the filing by the Corporation of a registration statement on Form S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by SSI Investments II Limited, a company organized under the laws of the Republic of Ireland (the “Issuer”), and SSI Co-Issuer LLC, a Delaware limited liability company (the “Co-Issuer” and, together with the Issuer, the “Issuers”), in an exchange offer (the “Exchange Offer”) of $310,000,000 aggregate principal amount of 11.125% Senior Notes due 2018 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuers in exchange for a like principal amount of the Issuers’ outstanding 11.125% Senior Notes due 2018 (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of May 26, 2010 (as amended, supplemented or modified through the date hereof, the “Indenture”), by and among the Issuers, the guarantors named therein (including the Corporation), and Wilmington Trust FSB, as trustee (“Trustee”). Payment of the Exchange Notes will be guaranteed by the Corporation pursuant to Article 10 of the Indenture (the “Exchange Guarantee”).

As local counsel for the Corporation, we have examined photostatic or electronically transmitted copies or facsimiles of, each of the following documents (collectively, the “Documents”):

(a)	the Registration Statement; and

(b)	the Indenture.

We have also:

(a)	examined such statutes and regulations, public records and certificates of government officials;

(b)	examined such corporate records of the Corporation;

(c)	made such further examinations, investigations and searches; and

(d)	considered such questions of law,

as we have considered relevant and necessary as a basis for the opinions hereinafter expressed.

We have relied solely and without independent verification upon a certificate of an officer of the Corporation (the “Officer’s Certificate”), dated as of the date hereof, a copy of which has been provided to you, as to matters of fact material to the opinions expressed herein.

The opinions expressed herein relate only to the laws of the Province of New Brunswick (the “Province”) and the federal laws of Canada applicable therein in effect on the date hereof, and no opinions are expressed as to the laws of any other jurisdiction.

For the purposes of the opinions expressed herein, we have assumed:

(a)	the genuineness of all signatures of all parties and the legal capacity of individuals signing any documents;

(b)	the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic or electronically transmitted copies or facsimiles thereof and the authenticity of the originals of such certified, photostatic or electronically transmitted copies or facsimiles;

(c)	the accuracy, currency and completeness of the indices and filing systems maintained by the public offices and registries where we have searched or enquired or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory or other like officials with respect to those matters referred to herein;

(d)	that each of the parties to each of the Documents (other than the Corporation) has all requisite corporate power and capacity to execute and deliver each of the Documents to which it is a party and to exercise its rights and perform its obligations thereunder, and (other than the Corporation) has taken all necessary corporate action to authorize the execution and delivery of each of the Documents to which it is a party and the exercise of its rights and the performance of its obligations thereunder;

(e)	that each of the parties to each of the Documents (other than the Corporation) has duly executed and delivered the Documents;

(f)	that each of the Documents is a legal, valid and binding obligation of each of the parties thereto, enforceable against each such party by each other party thereto, in accordance with its terms; and

(g)	each of the Documents has been physically delivered by the parties thereto and such delivery was not subject to any escrow conditions that remain unfulfilled.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of an assumption, limitation or qualification expressed in general terms that includes the subject matter of the specific assumption, limitation or qualification.

Based on and subject to the foregoing and the assumptions and qualifications set out at the end of this opinion, we are of the opinion that, on the date hereof, the Exchange Guarantee has been duly authorized by all requisite corporate action of the Corporation.

This opinion is given based upon laws as they exist, and the facts in existence, on the date hereof and may not be applicable if existing laws change. We assume no obligation to revise or supplement this opinion should the laws be changed by legislative action, judicial decision or otherwise, or should any facts change or should any of our assumptions prove to be incorrect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ COX & PALMER